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                                                                  EXHIBIT 3(i).1


                            ARTICLES OF AMENDMENT

                                     OF

                           EDUTREK HOLDINGS, INC.

                                     I.

         The name of the Corporation is Edutrek Holdings, Inc.

                                     II.

         The Articles of Incorporation of the Corporation shall be amended by deleting Article I thereof in its entirety and substituting the following in lieu of Article I:

                                     "I.

              The name of the Corporation is E Holdings, Inc."

                                    III.

         The amendment set forth in Article II of these Articles of Amendment was adopted on August 22, 1996.

                                     IV.

         The amendment was adopted by the Corporation's Board of Directors without shareholder action. In accordance with Section 14-2-1002 of the Georgia Business Corporation Code, shareholder action was not required to effect a change in the Corporation's name.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by R. Steven Bostic, Chairman of the Board of Directors of the Corporation, on this 22nd day of August, 1996.

                                               EDUTREK HOLDINGS, INC.

                                               By: /s/ S. Bostic
                                                  ------------------------------
                                                  R. Steven Bostic, Chairman